Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Prospectus and Registration Statement on Form S-1 of our report dated February 29, 2016 on the consolidated financial statements of HarborOne Bank and Subsidiaries as of December 31, 2015 and 2014, and for the years then ended, appearing in the Prospectus, which is a part of this Registration Statement on Form S-1.  We further consent to the use of our name and the reference to us appearing under the heading “Experts” in this Prospectus and Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 4, 2016